Exhibit 10.1

Employment Job Offer/Contract

Dear Mr. David Tang,

We are pleased to offer you a position at Genufood Energy Enzymes Corp (GEEC). Your start date, position details, compensation, benefits and other terms of employment are outlined below.

Commencement Date

1.	Your full-time employment with GEEC will begin on 07/15/2022. You will be engaged in the role of Chief Executive Officer (CEO); directly report to the Board.

2.	As CEO of GEEC, you will be responsible to execute development of EVSE (Electric vehicle supply equipment or commonly known as charging stations), and coordinate global strategy and marketing.

3.	In the role of Chief Executive Officer (CEO), you will be expected to execute the duties and responsibilities described in the job description we’ve provided, which is updated periodically to reflect position needs. Please note that you may be asked to take on other responsibilities as needed by GEEC.

4.	In addition to serving as Chief Executive Officer (CEO) of GEEC, you will be appointed to serve on Board of Directors, commencing 180 days from signing of this agreement.

Place and Time of Work

1.	Your primary place of work will be in Los Angeles, but remotely until office is deemed necessary. You may be required to work at other locations as reasonably determined by the needs of GEEC.

2.	GEEC’s general hours of business are between 9AM-6PM California Time. You are expected to work 40 hours per week during general business hours.

At-Will Employment

1.	GEEC and you both acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and Stock Option Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

2.	If you wish to terminate your employment with GEEC, a 4-week notice is required

Compensation

1.	Your total compensation of $150,000 includes 3 parts: Base Salary, Bonus, and Stock Option.

a.	Base Salary: The annual Base Salary for this position is USD $150,000.

b.	Bonus: Your annual bonus is subject to mutually agreed milestones with Board of GEEC. You will first be eligible for a bonus in March 2023 for your performance in 2022.

c.	Stock Option In Lieu of Reduced Base Salary: You agree that in exchange for reduction in Base Salary, you will be awarded stock option incentive plan, effective immediately upon signing of this agreement. You are eligible for no less than 15,000,000 shares of GEEC Stock Option with one year cliff and 4 year vesting schedule. All grants or awards shall be governed by the relevant plan documents and requirements and shall be evidenced by the Company’s stock option, restricted stock or other applicable agreement.

2.	The company payment at the 1th of the month for the prior month base salary.

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Employee Benefits

●	You will be eligible for the same employee benefit plans such as medical/dental insurance and telecommunication/commuting reimbursements as other US-based full-time employees.

Reimbursement of Expenses

●	You will be reimbursed for all reasonable and necessary expenses paid for or incurred by you in the performance of your job duties. You will be required to provide GEEC with all original receipts for such expenses.

Paid Time Off

1.	You are entitled 15 PTO (Paid Time Off) each year after you complete 90 days of the services. The policy is on monthly accrued base.

2.	You’re entitled to sick days in accordance with Company policy.

3.	The PTO is carryover policy, capped at 200 hours at the end of year.

4.	Day off request need to be submitted to the Board at least 3 days in advance.

5.	Upon termination of employment, GEEC will pay your unused PTO.

Performance Reviews

●	You will be provided with a performance review every six months to ensure your performance is in line with your position. This review will provide feedback on your strengths as well as areas for improvement.

Confidentiality of Information

1.	During your employment, you’ll likely become aware of information relating to the business of GEEC, including pricing structures, client details, client lists, etc.

2.	All confidential information and all documents created by you during your employment are the property of GEEC. You shall not directly or indirectly divulge confidential information to any person for your own or another person’s benefit.

Nondisclosure Agreement

●	As a condition of your employment, you agree to sign GEEC’s standard Nondisclosure Agreement. In addition, we do not want you to bring with you any confidential or proprietary materials from any former employers.

Governing and Choice of Law

Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California, without reference to its principles of conflict of laws.

Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of California.

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We also here recognize that you have commenced your duty as CEO beginning July 15, 2022, and that this offer letter is signed after above date.

Please signify your acceptance of these employment conditions by signing and dating this letter and returning them to Jui-Pin (John) Lin by no later than 7/28/2022.

Should you have any questions, please do not hesitate to contact John J.P Lin at john.lin@geecenzymes.com

Sincerely,

Jui-Pin (John) Lin

Chairman of board of Genufood Energy Enzymes Corp.

/s/ David Tang	Date:	July 29, 2022
(Employee signature)

David Tang
(Printed name of employee)

/s/ Jui-Pin (John) Lin	Date:	29, July, 2022
(Employer representative signature)

Jui-Pin (John) Lin
(Printed name of employer representative)

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